Exhibit 99.1

Investor Contact	Media Contact
Geoffrey Helliwell Treasurer (978) 715-1041 (800) 225-3384 Geoffrey_Helliwell@Millipore.com	Thomas Anderson Vice President Corporate Communications (978) 715-1043 (800) 225-3384 Thomas_Anderson@Millipore.com

Carl A. Spalding Resigns from Millipore Board of Directors

BILLERICA, Mass.—(BUSINESS WIRE)—November 5, 2003—Millipore Corporation (NYSE:MIL) announced today that Carl A. Spalding has decided to step down as a director of the company. Mr. Spalding, President and COO of PAREXEL International Corporation, made this decision after PAREXEL entered into a business alliance with Sartorius North America Inc., a Millipore competitor in the biotechnology market.

Mr. Spalding said, “It is with regret that I leave the Millipore board. Even though PAREXEL’s alliance with Sartorius is not likely to result in direct competition with Millipore, to avoid any question of conflict of interest, both Millipore and I thought it was best to resign as a director.”

Fran Lunger, Millipore’s Chairman, CEO and President noted: “We appreciate Carl’s sensitivity to potential competitive issues and, more important, to good corporate governance. Carl has made important contributions while serving as a director. The other directors and I are disappointed that he is leaving the board. We wish Carl all the best.”

About Millipore

Millipore is a multinational bioscience company that provides technologies, tools and services for the discovery, development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.